EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 2-91432, 2-72124, 2-85698, 2-97280, 33-37319, 33-37323, 33-59005, 33-55613, 33-10801, 33-11790, 333-79227, 333-90127, 333-30918, and 333-103844), Form S-3 (File Nos. 2-84252, 33-9706, 33-22196, 33-47213, 333-23025, and 333-80781) and Form S-4 (File Nos. 33-58117 and 33-48960) of Millipore Corporation of our report dated March 15, 2006 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 15, 2006